Exhibit 10.11

These Terms and Conditions are accepted with the start of the project:

THIS AGREEMENT (“Agreement”) entered into September 11, 2023, by and between RKS Design, Inc. (“Designer”), and (client name) and its affiliates worldwide (“Client”), with primary point of contact as follows:

Designer

RKS Design Inc.

350 Conejo Ridge Avenue

Thousand Oaks, CA 91361

Fax: (805) 370-1201

RKS Contact

Ben Azzam

Executive Vice President

ben@rksdesign.com

Phone: (805) 370-2000

Client

Aspargo Labs

550 Sylvan Avenue, Suite 102

Englewood Cliffs, NJ 07632

Whereas, the Client desires to obtain the Designer’s services as outlined in Proposal #5333 Rev D.

Now therefore, in consideration of the mutual promises, covenants and undertakings herein contained, the parties agree as follows:

1. Designer’s Services

1.1.  Designer will provide design services in proposal 5333 Rev D to Client and Client hereby hires Designer to provide services to design Client’s Project. Said work product are hereinafter referred to as the “Deliverables” Specific services and Deliverables are as detailed in RKS Design proposal (the “Proposal”). To the extent that there is any conflict between the provisions of this Agreement and the Proposal, the provisions of this Agreement shall supersede the terms of the Proposal.

1.2.  GUARANTEES, WITH REGARD TO SCHEDULES QUOTED OR DISCUSSED. DESIGNER IS NOT A MANUFACTURER OF THE PRODUCT OR A DEALER IN SIMILAR PRODUCTS, AND DOES NOT MAKE ANY REPRESENTATION, WARRANTY, OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, QUALITY, DURABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PRODUCT OR DESIGN. FURTHER, DESIGNER MAKES NO ASSURANCES OR GUARANTEES, WITH REGARD TO SCHEDULES QUOTED OR DISCUSSED.

1.3.  The Designer agrees to work with the Client in developing design and innovation for said products, as detailed in the Proposals. The Client shall not unreasonably withhold approval of any phase or Deliverables as described in the Proposals.

RKS Design Inc. | 350 Conejo Ridge Ave. Thousand Oaks, CA 913611 Phone: 805-370-1200 | www.rksdesign.com	2

1.4.  In order to expedite the Services, the Client will cooperate with the Designer and will supply Designer with all marketing, manufacturing and licensing data necessary to the effective performance of the Designer’s services and to acquaint the Designer with all previous or current developments or design work on the problems submitted to Designer. Designer agrees to make available sources of information on new materials, processes, and finishes that the Designer may discover during completion of this Project. The Client shall be responsible, at its sole expense, for all testing, permits, evaluation, approval, and any compliance with laws, rules and regulations promulgated by any government or regulatory agency.

1.5. Designer agrees to confer with the Client or its representatives at the request of the Client with respect to the type of merchandise required for manufacture and the price range desired.

1.6.  Designer agrees to make trips to the Client’s facilities when mutually considered necessary and reasonable, to study limitations of production methods. Costs for such travel will be quoted and billed in addition to the costs covered in the attached proposal.

1.7 Testing Hardware, with regard to hardware needed to create, develop, test, and confirm deliverables under Agreement will be provided to Design by Client at Clients cost. Should the project include work product, deliverables, and/or any software or firmware, that must be tested on specific hardware to be considered delivered per the Agreement, the Client must provide that hardware to Designer at the Client’s expense. The hardware must be physically delivered a mutually agreed upon address. The hardware must be provided within a reasonable amount of time after request by the Designer, so it does not cause delays in Designer’s work.

2. Extra Work/Costs

2.1.  Extra Work. Any work requested by the Client which is in addition to the work covered under this Agreement and attached Proposal shall be considered extra work. No extra work shall be authorized unless such additional work is requested and approved in writing by Client. Said extra work shall include, without limitation, small tasks not included in the Proposal, or deviations causing work increase or rework due to factors not known by the Designer at the time this agreement is executed or entered into between the parties.

Changes in Scope of Work. In the event of changes to the project scope or objectives, work is requested outside the scope of this agreement; the costs change due to factors beyond the Designer’s control; or at the request of the Client, Designer will inform Client in writing. If the Client does not agree with additional services to be performed, Client shall determine and notify Designer as to the feasibility of the project immediately.

3. Ownership of Products of Work Process; Designs

Subject to the provisions of Sections 7 and 9 of these Terms and Conditions, ownership of the Deliverables shall be determined in the following manner. Notwithstanding the ownership rights as set forth herein, Designer shall maintain all rights as set forth herein below:

3.1.  Only after payment in full has been received and acknowledged by Designer may Client use any work product and deliverables in any manner and, thereafter, may use, obtain national and/or international patent, trademark and/or copyright protection, or enter into awards competitions for the “final design solution” as Client deems appropriate. Designer shall give the Client every cooperation reasonably necessary in order to enable Client to procure such copyright, trademark or patent protection.

RKS Design Inc. | 350 Conejo Ridge Ave. Thousand Oaks, CA 913611 Phone: 805-370-1200 | www.rksdesign.com	3

Until such time as Client has paid Designer in full for the services to be rendered pursuant to this Agreement, Designer shall retain ownership of all intellectual property rights worldwide in and to the Designs, including, without limitation, those rights for patent, trademark and copyright. In the event that Client fails to make timely payment, Client may not, at any time, exercise any ownership or intellectual property rights over the final design solution, or over any other aspect of Designer’s work, unless permission to do so is obtained by Client in writing from Designer.

Subject to the provisions of Sections 7 and 9 of these Terms and Conditions, ownership of the designs shall be determined in the following manner. Notwithstanding the ownership rights as set forth herein, Designer shall maintain all rights as set forth herein below:

3.2. Design Credit. At Designer’s request, Client shall include appropriate credit for Designer’s design contributions in any submissions by Client for awards considerations.

3.4. Designer’s Use for Self-Promotion. Designer retains the rights to use any work process and final solution for self-promotional purposes. Client agrees to supply two working samples of product within sixty (60) days of Client’s, Licensee’s or Assignee’s commencement of shipments for commerce of the product. Should Designer need samples prior to that date, Client agrees to make product samples available on loan.

4. Solicitation of Designer’s Employees

4.1.  For a period of two (2) years after the date of this Agreement, Client shall not, directly or indirectly, induce or attempt to influence any employees of Designer or any affiliated company of Designer, including any subsidiary of Designer, to seek employment with Client or any affiliated company of Client, or to terminate his or her employment with Designer or an affiliated company of Designer.

5. Confidentiality Agreement

5.1.  Designer understands and acknowledges that it will be given certain information by Client regarding the Product that Client regards as confidential. Said information includes, without limitation, technology which is proprietary to Client as well as sources and/or costs of production, photographs, data, writings, and other physical objects, (“Client’s Confidential Information”). Designer agrees to maintain Client’s Confidential Information in the strictest confidence and shall not disclose said information to any third party without Client’s consent. All of the information subject to the provisions of this paragraph 5.1 shall be marked or otherwise designated as “CONFIDENTIAL” at the time of its disclosure to Designer, and Client shall supply Designer with a Confidentiality Log which specifies all information which has been provided in confidence within seven (7) days from the date any such new information or materials are provided to Designer. A copy of the Confidentiality Log will be maintained by the Designer with the file materials and will be deemed conclusive as to the information provided. Notwithstanding anything contained herein to the contrary, the foregoing obligation of confidentiality shall not apply to the following: (a) that which can be demonstrated to be known to Designer prior to this Agreement; (b) that which is, has previously, or otherwise becomes publicly known or available without breach of this confidentiality clause; (c) that which is disclosed to Designer without restriction on disclosure by any third party.

6. Indemnity and Insurance

6. I. Client agrees, at its own expense, to indemnify, defend, and hold Designer harmless from and against any and all claims, demands, causes of actions, costs (including attorney’s fees) and judgments arising out of, connected with, or resulting from all design and product liability in respect to the Product(s) being designed pursuant to this Agreement. Designer agrees to cooperate with Client in any such defense with compensation to Designer at Designer’s then prevailing hourly rates. Client agrees to furnish and maintain product liability insurance, naming the Designer as an additional insured so long as the Product is being sold and not less than two years thereafter. Said insurance will not be less than $1,000,000 per claim, $10,000,000 annual aggregate. Client shall provide, or cause to be provided to Designer, evidence of such insurance.

RKS Design Inc. | 350 Conejo Ridge Ave. Thousand Oaks, CA 913611 Phone: 805-370-1200 | www.rksdesign.com	4

7. Breach of Contract; Termination; Liquidated Damages

In the event of a breach by Client, Designer shall have the option of electing any remedy set forth herein. The election of a particular remedy shall not be deemed to preclude Designer from pursuing any other remedy available hereunder.

7.1.  Non-Monetary Breach. In the event of a material breach of this Agreement by either party, other than for payment of Designer’s services and expenses, the non-breaching party may unilaterally terminate this Agreement subject to 7.3, without prejudice to any other remedies that it may have, but must give the breaching party written notice of such breach or claimed breach, and shall provide that the breaching party shall have not less than thirty (30) days in which to cure the specified breach. Such termination shall be averted if; within the period of such notice, all breaches specified therein have been cured.

7.2.  Monetary Breach. In the event of the failure of Client to make payments as and when due, the same shall be considered a default hereunder. In the event of such a default, Designer may, at its option, pursue any remedy or combination of remedies as follows:

a.	In the event of a default in payments due hereunder, Designer may cease all work on Client’s project. The cessation of work under these circumstances shall not, under any circumstances, subject Designer to any liability. After any invoice is past due by thirty days or more, Designer may elect to terminate the project, at which time all fees to date will become due inclusive of the 30% termination fee described in paragraph 7.3. Interest shall accrue at the maximum legal rate on all invoices 30 days past due from the due date thereof.

7.3.  Termination by Client. Subject to the provisions of Section 7.4 hereof, Client may terminate its project at the end of any project phase by providing 30-day notice, at which time Client shall pay to Designer all fees, expenses and costs incurred as of the date of termination.

8. Dispute Resolution

8.1 California Law; Arbitration. This Agreement shall be governed and construed under the applicable laws of the State of California. The parties hereto agree that any claim of violation of this Agreement or arising out of or related to this Agreement shall be resolved finally through binding arbitration before a neutral, mutually-selected arbitrator, pursuant to the procedural rules of JAMS/Endispute. The prevailing party in any such dispute shall be entitled to an award of fees and costs, including attorneys’ fees, as well as all other available forms of relief or damages.

9. General Provisions.

9.1. Modification of Agreement. This agreement shall not be changed, modified or altered without the parties’ written mutual consent. In the event that there are other writings exchanged between the parties in relation to the subject matter of the Project and/or of this Agreement, the terms hereof shall govern, notwithstanding any other provision of law relating to controlling documents, (including the California Commercial Code, or the Uniform Commercial Code).

RKS Design Inc. | 350 Conejo Ridge Ave. Thousand Oaks, CA 913611 Phone: 805-370-1200 | www.rksdesign.com	5

9.2.  Insolvency. Should the Client be deemed insolvent, liquidated or become bankrupt or insolvent, or file a petition for relief under Chapter 7 or Chapter 11, or any other provision of the United States Bankruptcy Code, including being named as the debtor in an involuntary bankruptcy, the same will be considered a material breach of the obligations to Designer. In such event, the right to use the Designer’s designs cannot be sold, transferred or otherwise conveyed or disposed of unless subject to all of the terms and provisions of this Agreement.

9.3.  Assignment. Either party shall not assign this Agreement, completely or in part, without the written consent of the other party. In the event of a consensual assignment, this Agreement shall be binding upon and inure to the benefit of such successor or assignee.

September 11, 2023

Designer (Submitted)

RKS Design, Inc.

/s/ Ravi Sawhney

Ravi Sawhney

Date 9/11/2023

Client (Accepted)

Aspargo Labs

/s/ Michael Demurjian

Michael Demurjian

Date 9/11/2023

RKS Design Inc. | 350 Conejo Ridge Ave. Thousand Oaks, CA 913611 Phone: 805-370-1200 | www.rksdesign.com	6